Exhibit 99
VIACOM REPORTS STRONG SECOND QUARTER RESULTS
Company Delivered Significant Gains in Operating Income, EPS
Worldwide Growth in Media Networks Driven by Double-Digit Gains Across All International Revenue Streams
Paramount Pictures Returned to Profitability in the Quarter as Turnaround Efforts Advance
NEW YORK, April 25, 2018 - Viacom Inc. (NASDAQ: VIAB, VIA) today reported financial results for the second quarter of fiscal 2018 ended March 31, 2018, with gains in operating income and earnings per share.
Bob Bakish, President and Chief Executive Officer, said, “Viacom continued to accelerate progress against its strategic priorities, delivering improvements across key metrics in the quarter. Our flagship brands increased audience share among important demos for the fourth consecutive quarter, and we saw sequential improvements in domestic advertising and affiliate revenue performance. Internationally, Viacom continued its winning streak, achieving double-digit revenue and profit gains in the quarter while expanding its global footprint through new channel launches and innovative mobile distribution deals across Europe and Asia. Our cost transformation initiatives are well under way; we anticipate more than $100 million in cost savings in fiscal 2018, and now expect over $300 million in run-rate savings in fiscal 2019 and beyond.
“At Paramount Pictures, turnaround efforts have firmly taken hold as the studio improved margins and returned to profitability. This month's outstanding box-office performance of A Quiet Place, the first film produced and released under the new team at Paramount, is a clear sign of our progress.
“Viacom also took strides to advance its participation into next generation platforms and solutions. We continued to benefit from growth in the vMVPD space, delivered revenue gains in Advanced Marketing Solutions, and significantly increased original content production through Viacom Digital Studios to drive off-linear consumption. Additionally, we continue to diversify into adjacent businesses by building on our live events strategy with upcoming tentpoles including Comedy Central's Clusterfest, the BET Experience, Nickelodeon's U.S. debut of SlimeFest and our first-ever VidCon.
“Looking forward, we see continued momentum as we pivot from stabilization and revitalization of our business to a new phase of growth.”
FISCAL YEAR 2018 RESULTS

(in millions, except per share amounts)	Quarter Ended March 31,		B/(W)	Six Months Ended March 31,		B/(W)
	2018	2017	2018 vs. 2017	2018	2017	2018 vs. 2017

GAAP
Revenues	$3,148	$3,256	(3)%	$6,221	$6,580	(5)%
Operating income	456	332	37	1,173	1,038	13
Net earnings from continuing operations attributable to Viacom	256	121	112	791	517	53
Diluted EPS from continuing operations	0.64	0.30	113	1.96	1.30	51

Non-GAAP*
Adjusted operating income	$641	$612	5%	$1,358	$1,360	—%
Adjusted net earnings from continuing operations attributable to Viacom	371	317	17	784	730	7
Adjusted diluted EPS from continuing operations	0.92	0.79	16	1.95	1.83	7

* Non-GAAP measures referenced in this release are detailed in the Supplemental Disclosures at the end of this release.

Revenues in the second fiscal quarter decreased 3% to $3.15 billion, as segment growth in Media Networks was more than offset by lower Filmed Entertainment revenues principally due to fewer theatrical releases and the performance of Paramount's legacy slate. Operating income increased 37% to $456 million, reflecting improvement in Filmed Entertainment operating results and the lapping of a significant programming charge in the prior year quarter. Adjusted operating income grew 5% to $641 million in the quarter. Net earnings from continuing operations attributable to Viacom grew 112% to $256 million, principally due to higher operating income as well as the impact of tax reform. Adjusted net earnings from continuing operations attributable to Viacom increased 17% to $371 million in the quarter. Diluted earnings per share for the quarter increased 113% to $0.64, and adjusted diluted earnings per share were $0.92, an increase of 16%.
MEDIA NETWORKS
Media Networks revenues increased 1% to $2.43 billion in the quarter, as strong international growth more than offset modest declines in domestic revenues. Worldwide advertising revenues and affiliate revenues remained flat at $1.11 billion and $1.16 billion respectively. Domestic revenues decreased 3% to $1.86 billion while international revenues grew 18% to $566 million. Excluding a 9-percentage point favorable impact from foreign exchange, international revenues grew 9% in the quarter, driven by increases across all revenue streams.
Domestic advertising revenues decreased 3% to $841 million, reflecting lower linear impressions, partially offset by higher pricing and growth in Advanced Marketing Solutions revenue, which increased 29%. International advertising revenues grew 11% to $264 million. Excluding a 10-percentage point favorable impact from foreign exchange, international advertising revenues increased 1% in the quarter.
Domestic affiliate revenues decreased 4% to $934 million, primarily due to subscriber declines, partially offset by rate increases. International affiliate revenues grew 23% to $222 million in the quarter. Excluding a 9-percentage point favorable impact from foreign exchange, international affiliate revenues increased 14%, driven by increased SVOD and other OTT revenues.
Ancillary revenues grew 30% to $168 million in the quarter, primarily driven by growth in consumer product, recreation and live event revenues. Domestic ancillary revenues increased 26% to $88 million, and international ancillary revenues increased 36% to $80 million, including a 12-percentage point favorable impact from foreign exchange.
Adjusted operating income for Media Networks decreased 5% to $706 million in the quarter, reflecting higher segment expenses.
Performance highlights:

•
Viacom International Media Networks delivered another strong quarter of double-digit revenue and profit gains, while expanding its reach across platforms with new channel launches in the U.K. and Poland, and innovative mobile distribution deals in the Nordics and Indonesia. In January 2018, Viacom sold a 1% stake in joint venture Viacom18 to our partner Network18 to further align our operational strengths and position the business for an exciting new wave of growth in India.

•
Viacom secured distribution of Nickelodeon's Noggin app as one of Amazon's Prime Video Channels. Launching in the third fiscal quarter, this relationship will expand consumer access to Nickelodeon pre-school programming.

•
With the newly-created Viacom Digital Studios, Viacom brands saw year-over-year domestic increases in social video views and minutes viewed by 70% and 78%, respectively. VDS has also led a significant increase in the volume of original content from MTV, BET, Comedy Central and Nickelodeon, with more than 600 hours to be published this year. In April, Viacom renewed its global partnership with Snap to expand its programming slate and increase content for Viacom's tentpoles and live events.

•
Led by its flagship brands, which grew audience share year-over-year for the fourth consecutive quarter, Viacom continued to hold the top share of basic cable viewing in key demos, including Adults 18-34, African Americans and Kids 2-11, among others.

•
MTV achieved its third straight quarter of year-over-year growth in primetime audience share and ratings, driven by eight of the top 40 unscripted cable series. The April premiere of Jersey Shore: Family Vacation broke records as the most watched unscripted debut on cable since 2012, with more than 10 million viewers tuning in over its premiere weekend.

•
Comedy Central increased audience share year-over-year for the fourth consecutive quarter, finishing as the #1 ad-supported entertainment network in cable among millennial men and growing ratings 20% among women 18-49 - an industry best and the network's biggest quarterly increase in more than a decade.

•
BET delivered its third straight quarter of double-digit year-over-year growth in audience share (up 14%) and ratings (up 10%). BET's massive online footprint continued to expand with a 120% increase in views on social platforms, culminating in the first-ever BET Social Awards to celebrate the best of the medium.

•
Paramount Network launched in January as a new home for premium content. Driven by the early success of original miniseries Waco, the network has boosted Live +3 ratings for its original series by 94% since launch.

•
VH1, CMT and TV Land continued their winning streaks, growing year-over-year audience share and ratings in the quarter. VH1 has now delivered 11 consecutive quarters of year-over-year ratings improvement while TV Land and CMT each recorded their highest-rated quarters in four years.

FILMED ENTERTAINMENT
Filmed Entertainment revenues decreased 17% to $741 million in the quarter, with domestic and international revenues each down 17% to $378 million and $363 million, respectively. Theatrical revenues decreased 79% to $50 million, primarily due to fewer titles in the quarter and a modified release strategy that resulted in certain legacy slate titles moving from theatrical to licensing distribution. Domestic and international theatrical revenues decreased 64% and 86%, respectively. Licensing revenues grew 37% to $477 million in the quarter, primarily driven by the release of The Cloverfield Paradox, as well as Paramount Television product, including The Alienist. Domestic licensing revenues increased 46% while international licensing revenues grew 31%. Home entertainment revenues were down 18% to $163 million, primarily reflecting the number and mix of current quarter releases. Domestic home entertainment revenues decreased 29% while international home entertainment revenues increased 13%. Ancillary revenues decreased 54% to $51 million, with domestic and international ancillary revenues down 63% and 11%, respectively.
Filmed Entertainment reported adjusted operating income of $9 million in the quarter compared to a loss of $66 million in the prior year quarter, an improvement of $75 million that reflects lower distribution expenses related to fewer theatrical releases.
Performance highlights:

•
Paramount Pictures returned to profitability in the quarter, and is on track to continue growing profits for the second half of fiscal 2018 and into fiscal 2019. The studio continued to advance its turnaround and improve margins through a modified release strategy that guided the successful release of The Cloverfield Paradox and the sale of international distribution rights of Annihilation.

•
The success of A Quiet Place, the first film produced and released under Paramount's new management team, illustrates continued momentum at the studio. The film, which debuted in April, grossed more than $50 million domestically in its first weekend - Paramount's biggest opening since 2016. The film, which cost approximately $20 million to produce, has grossed more than $200 million globally.

•
Upcoming theatrical releases in the fiscal year include Book Club and Mission: Impossible - Fallout, with Overlord and Bumblebee scheduled for 2019. Paramount Players also continued to build up its 2019 slate of branded films, including BET's What Men Want, MTV's psychological horror film Eli and an upcoming comedy from Tyler Perry.

•
Paramount Television delivered another strong performance this quarter, driving increased licensing revenues with the release of TNT's The Alienist, which drew 13 million viewers in its premiere, ranking as this season's #1 new cable drama series in Live +3. Upcoming Paramount Television series premieres include season three of Shooter on USA and the highly-anticipated Tom Clancy's Jack Ryan on Amazon, with 15 more series ordered or in production.

•
The studio continued its efforts to diversify beyond its core businesses; in April, the stage adaptation of Mean Girls opened on Broadway to rave reviews, and the studio recently completed license agreements with developers of theme parks in the Middle East and China.

BALANCE SHEET AND LIQUIDITY
In the six months ended March 31, 2018, the Company continued to execute on its plan to strengthen its balance sheet, reduce leverage and enhance liquidity, redeeming over $1.0 billion of senior notes and debentures. At March 31, 2018, total debt outstanding was $10.08 billion, compared with $11.12 billion at September 30, 2017, a reduction of $1.04 billion.

The Company’s cash balance was $417 million at March 31, 2018, a decrease from $1.39 billion at September 30, 2017. In the six months, net cash provided by operating activities decreased $106 million to $299 million.

About Viacom
Viacom is home to premier global media brands that create compelling entertainment content - including television programs, motion pictures, short-form content, games, consumer products, podcasts, live events and social media experiences - for audiences in 183 countries. Viacom's media networks, including Nickelodeon, Nick Jr., MTV, BET, Comedy Central, Paramount Network, VH1, TV Land, CMT, Logo, Channel 5 (UK), Telefe (Argentina), Colors (India) and Paramount Channel, reach approximately 4.3 billion cumulative television subscribers worldwide. Paramount Pictures is a major global producer and distributor of filmed entertainment. Paramount Television develops, finances and produces original programming for television and digital platforms.

For more information about Viacom and its businesses, visit www.viacom.com. Viacom may also use social media channels to communicate with its investors and the public about the company, its brands and other matters, and those communications could be deemed to be material information. Investors and others are encouraged to review posts on Viacom’s company blog (blog.viacom.com), Twitter feed (twitter.com/viacom) and Facebook page (facebook.com/viacom).

Cautionary Statement Concerning Forward-Looking Statements
This news release contains both historical and forward-looking statements. All statements that are not statements of historical fact are, or may be deemed to be, forward-looking statements. Forward-looking statements reflect our current expectations concerning future results, objectives, plans and goals, and involve known and unknown risks, uncertainties and other factors that are difficult to predict and which may cause future results, performance or achievements to differ. These risks, uncertainties and other factors include, among others: the public acceptance of our brands, programs, motion pictures and other entertainment content on the various platforms on which they are distributed; technological developments, alternative content offerings and their effects in our markets and on consumer behavior; the potential for loss of carriage or other reduction in the distribution of our content; significant changes in our senior leadership and the ability of our strategic initiatives to achieve their operating objectives; various uncertainties and risks related to a potential combination with CBS Corporation, including that an agreement may or may not be reached or may take an uncertain amount of time, and that the effect of any potential transaction on Viacom and our business cannot be ascertained at this time; economic fluctuations in advertising and retail markets, and economic conditions generally; evolving cybersecurity and similar risks; the impact of piracy; increased costs for programming, motion pictures and other rights; the loss of key talent; competition for content, audiences, advertising and distribution; fluctuations in our results due to the timing, mix, number and availability of our motion pictures and other programming; other domestic and global economic, political, business, competitive and/or regulatory factors affecting our businesses generally; changes in the Federal communications or other laws and regulations; and other factors described in our news releases and filings with the Securities and Exchange Commission, including but not limited to our 2017 Annual Report on Form 10-K and reports on Form 10-Q and Form 8-K. The forward-looking statements included in this document are made only as of the date of this document, and we do not have any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances. If applicable, reconciliations for any non-GAAP financial information contained in this news release are included in this news release or available on our website at www.viacom.com.

Contacts
Press:	Investors:
Jeremy Zweig Vice President, Corporate Communications and Corporate Affairs (212) 846-7503 jeremy.zweig@viacom.com Alex Rindler Senior Manager, Corporate Communications (212) 846-4337 alex.rindler@viacom.com	James Bombassei Senior Vice President, Investor Relations (212) 258-6377 james.bombassei@viacom.com Kareem Chin Vice President, Investor Relations (212) 846-6305 kareem.chin@viacom.com

VIACOM INC. CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)

	Quarter Ended March 31,		Six Months Ended March 31,
(in millions, except per share amounts)	2018	2017	2018	2017

Revenues	$3,148	$3,256	$6,221	$6,580
Expenses:
Operating	1,681	1,944	3,244	3,763
Selling, general and administrative	771	748	1,511	1,449
Depreciation and amortization	55	58	108	114
Restructuring and related costs	185	174	185	216
Total expenses	2,692	2,924	5,048	5,542
Operating income	456	332	1,173	1,038
Interest expense, net	(143)	(158)	(290)	(314)
Equity in net earnings of investee companies	2	18	3	31
Other items, net	(28)	(38)	(6)	(35)
Earnings from continuing operations before provision for income taxes	287	154	880	720
Provision for income taxes	(23)	(26)	(65)	(184)
Net earnings from continuing operations	264	128	815	536
Discontinued operations, net of tax	10	—	12	—
Net earnings (Viacom and noncontrolling interests)	274	128	827	536
Net earnings attributable to noncontrolling interests	(8)	(7)	(24)	(19)
Net earnings attributable to Viacom	$266	$121	$803	$517
Amounts attributable to Viacom:
Net earnings from continuing operations	$256	$121	$791	$517
Discontinued operations, net of tax	10	—	12	—
Net earnings attributable to Viacom	$266	$121	$803	$517
Basic earnings per share attributable to Viacom:
Continuing operations	$0.64	$0.30	$1.97	$1.30
Discontinued operations	0.02	—	0.03	—
Net earnings	$0.66	$0.30	$2.00	$1.30
Diluted earnings per share attributable to Viacom:
Continuing operations	$0.64	$0.30	$1.96	$1.30
Discontinued operations	0.02	—	0.03	—
Net earnings	$0.66	$0.30	$1.99	$1.30
Weighted average number of common shares outstanding:
Basic	402.6	398.2	402.5	397.6
Diluted	402.9	399.5	402.7	398.7
Dividends declared per share of Class A and Class B common stock	$0.20	$0.20	$0.40	$0.40

VIACOM INC. CONSOLIDATED BALANCE SHEETS (Unaudited)

(in millions, except par value)	March 31, 2018	September 30, 2017

ASSETS
Current assets:
Cash and cash equivalents	$417	$1,389
Receivables, net	3,034	2,970
Inventory, net	965	919
Prepaid and other assets	661	523
Total current assets	5,077	5,801
Property and equipment, net	908	978
Inventory, net	4,012	3,982
Goodwill	11,724	11,665
Intangibles, net	325	313
Other assets	948	959
Total assets	$22,994	$23,698

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$300	$431
Accrued expenses	707	869
Participants' share and residuals	811	825
Program obligations	678	712
Deferred revenue	346	463
Current portion of debt	15	19
Other liabilities	471	434
Total current liabilities	3,328	3,753
Noncurrent portion of debt	10,069	11,100
Participants' share and residuals	343	384
Program obligations	518	477
Deferred tax liabilities, net	315	294
Other liabilities	1,303	1,323
Redeemable noncontrolling interest	264	248
Commitments and contingencies
Viacom stockholders' equity:
Class A common stock, par value $0.001, 375.0 authorized; 49.4 and 49.4 outstanding, respectively	—	—
Class B common stock, par value $0.001, 5,000.0 authorized; 353.2 and 353.0 outstanding, respectively	—	—
Additional paid-in capital	10,147	10,119
Treasury stock, 393.6 and 393.8 common shares held in treasury, respectively	(20,580)	(20,590)
Retained earnings	17,762	17,124
Accumulated other comprehensive loss	(549)	(618)
Total Viacom stockholders' equity	6,780	6,035
Noncontrolling interests	74	84
Total equity	6,854	6,119
Total liabilities and equity	$22,994	$23,698

VIACOM INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended March 31,
(in millions)	2018	2017
OPERATING ACTIVITIES
Net earnings (Viacom and noncontrolling interests)	$827	$536
Discontinued operations, net of tax	(12)	—
Net earnings from continuing operations	815	536
Reconciling items:
Depreciation and amortization	108	114
Feature film and program amortization	2,245	2,312
Equity-based compensation	35	50
Equity in net earnings and distributions from investee companies	2	(5)
Deferred income taxes	(11)	(150)
Operating assets and liabilities, net of acquisitions:
Receivables	(56)	(199)
Production and programming	(2,376)	(2,048)
Accounts payable and other current liabilities	(467)	(258)
Other, net	4	53
Net cash provided by operating activities	299	405

INVESTING ACTIVITIES
Acquisitions and investments, net	(71)	(343)
Capital expenditures	(64)	(95)
Proceeds from asset sales	44	108
Proceeds from grantor trusts	4	49
Net cash used in investing activities	(87)	(281)

FINANCING ACTIVITIES
Borrowings	—	2,569
Debt repayments	(1,000)	(2,300)
Dividends paid	(161)	(159)
Exercise of stock options	2	115
Other, net	(53)	(34)
Net cash provided by/(used in) financing activities	(1,212)	191
Effect of exchange rate changes on cash and cash equivalents	28	(23)
Net change in cash and cash equivalents	(972)	292
Cash and cash equivalents at beginning of period	1,389	379
Cash and cash equivalents at end of period	$417	$671

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION

The following tables reconcile our results for the quarter and six months ended March 31, 2018 and 2017 to adjusted results that exclude the impact of certain items identified as affecting comparability. We use consolidated adjusted operating income, adjusted earnings from continuing operations before provision for income taxes, adjusted provision for income taxes, adjusted net earnings from continuing operations attributable to Viacom and adjusted diluted earnings per share (“EPS”) from continuing operations, as applicable, among other measures, to evaluate our actual operating performance and for planning and forecasting of future periods. We believe that the adjusted results provide relevant and useful information for investors because they clarify our actual operating performance, make it easier to compare Viacom’s results with those of other companies and allow investors to review performance in the same way as our management. Since these are not measures of performance calculated in accordance with accounting principles generally accepted in the United States of America, they should not be considered in isolation of, or as a substitute for, operating income, earnings from continuing operations before provision for income taxes, provision for income taxes, net earnings from continuing operations attributable to Viacom and diluted EPS from continuing operations as indicators of operating performance, and they may not be comparable to similarly titled measures employed by other companies.

(in millions, except per share amounts)
	Quarter Ended March 31, 2018
	Operating Income	Earnings from Continuing Operations Before Provision for Income Taxes	Provision for Income Taxes (1)	Net Earnings from Continuing Operations Attributable to Viacom	Diluted EPS from Continuing Operations
Reported results (GAAP)	$456	$287	$23	$256	$0.64
Factors Affecting Comparability:
Restructuring and related costs (2)	185	185	44	141	0.35
Gain on asset sale (3)	—	(16)	—	(16)	(0.04)
Investment impairments (4)	—	46	10	36	0.09
Discrete tax benefit (5)	—	—	46	(46)	(0.12)
Adjusted results (Non-GAAP)	$641	$502	$123	$371	$0.92

(in millions, except per share amounts)
	Six Month Ended March 31, 2018
	Operating Income	Earnings from Continuing Operations Before Provision for Income Taxes	Provision for Income Taxes (1)	Net Earnings from Continuing Operations Attributable to Viacom	Diluted EPS from Continuing Operations
Reported results (GAAP)	$1,173	$880	65	$791	$1.96
Factors Affecting Comparability:
Restructuring and related costs (2)	185	185	44	141	0.35
Gain on extinguishment of debt (6)	—	(25)	(6)	(19)	(0.05)
Gain on asset sale (3)	—	(16)	—	(16)	(0.04)
Investment impairments (4)	—	46	10	36	0.09
Discrete tax benefit (5)	—	—	149	(149)	(0.36)
Adjusted results (Non-GAAP)	$1,358	$1,070	$262	$784	$1.95

(in millions, except per share amounts)
	Quarter Ended March 31, 2017
	Operating Income	Earnings from Continuing Operations Before Provision for Income Taxes	Provision for Income Taxes (1)	Net Earnings from Continuing Operations Attributable to Viacom	Diluted EPS from Continuing Operations
Reported results (GAAP)	$332	$154	$26	$121	$0.30
Factors Affecting Comparability:
Restructuring and programming charges (7)	280	280	100	180	0.45
Loss on extinguishment of debt (8)	—	30	10	20	0.05
Discrete tax benefit (9)	—	—	4	(4)	(0.01)
Adjusted results (Non-GAAP)	$612	$464	$140	$317	$0.79

(in millions, except per share amounts)
	Six Months Ended March 31, 2017
	Operating Income	Earnings from Continuing Operations Before Provision for Income Taxes	Provision for Income Taxes (1)	Net Earnings from Continuing Operations Attributable to Viacom	Diluted EPS from Continuing Operations
Reported results (GAAP)	$1,038	$720	$184	$517	$1.30
Factors Affecting Comparability:
Restructuring and programming charges (7)	322	322	114	208	0.52
Loss on extinguishment of debt (8)	—	36	12	24	0.06
Discrete tax benefit (9)	—	—	19	(19)	(0.05)
Adjusted results (Non-GAAP)	$1,360	$1,078	$329	$730	$1.83

(1) The tax impact has been calculated by applying the tax rates applicable to the adjustments presented.
(2) During the quarter ended March 31, 2018, we launched a program of cost transformation initiatives to improve our margins, including an organizational realignment of support functions across Media Networks, new sourcing and procurement policies, real estate consolidation and technology enhancements. We recognized pre-tax restructuring and related costs of $185 million in the quarter and six months ended March 31, 2018. The charges included severance charges of $123 million, $40 million of exit costs principally resulting from vacating certain leased properties and $22 million of related costs comprised of third-party professional services.
(3) We completed the sale of a 1% equity interest in Viacom18 to our joint venture partner for $20 million, resulting in a gain of $16 million in the quarter and six months ended March 31, 2018.
(4) We recognized a $46 million impairment loss in the quarter and six months ended March 31, 2018 in connection with the write off of certain cost method investments.
(5) The net discrete tax benefit in the quarter ended March 31, 2018 was principally related to the measurement of the deferred tax balances from the retroactive reenactment of legislation allowing for accelerated tax deductions on certain qualified film and television productions, partially offset by a refinement of the transition tax on the deemed repatriation of indefinitely reinvested earnings of our international subsidiaries. The net discrete tax benefit in the six months ended March 31, 2018 was principally related to tax reform.
(6) We redeemed senior notes and debentures totaling $1.039 billion in the six months ended March 31, 2018. As a result, we recognized a pre-tax extinguishment gain of $25 million.
(7) We recognized pre-tax restructuring and programming charges of $280 million and $322 million in the quarter and six months ended March 31, 2017, respectively, resulting from the execution of our flagship brand strategy and strategic initiatives at Paramount.
(8) We redeemed senior notes totaling $2.3 billion in the six months ended March 31, 2017. As a result, we recognized a pre-tax extinguishment loss of $30 million and $36 million in the quarter and six months ended March 31, 2017, respectively.
(9) The net discrete tax benefit in the quarter ended March 31, 2017 was related to the release of tax reserves with respect to certain effectively settled tax positions. The net discrete tax benefit in the six months ended March 31, 2017 was principally related to the reversal of a valuation allowance on net operating losses upon receipt of a favorable tax authority ruling, as well as the release of tax reserves with respect to certain effectively settled tax positions.

The following table includes a reconciliation of net cash provided by operating activities (GAAP) to free cash flow and operating free cash flow (non-GAAP). We define free cash flow as net cash provided by operating activities minus capital expenditures, as applicable. We define operating free cash flow as free cash flow, excluding the impact of the cash premium on the extinguishment of debt, as applicable. Free cash flow and operating free cash flow are non-GAAP measures. Management believes the use of these measures provides investors with an important perspective on, in the case of free cash flow, our liquidity, including our ability to service debt and make investments in our businesses, and, in the case of operating free cash flow, our liquidity from ongoing activities.

Reconciliation of net cash provided by operating activities to free cash flow and operating free cash flow (in millions)	Quarter Ended March 31,		Better/ (Worse)	Six Months Ended March 31,		Better/ (Worse)
	2018	2017		$2018	2017	$
Net cash provided by operating activities (GAAP)	$287	$246	$41	$299	$405	$(106)
Capital expenditures	(36)	(43)	7	(64)	(95)	31
Free cash flow (Non-GAAP)	251	203	48	235	310	(75)
Debt retirement premium	—	27	(27)	—	33	(33)
Operating free cash flow (Non-GAAP)	$251	$230	$21	$235	$343	$(108)